Exhibit 99(e)(6)
EMPLOYMENT AGREEMENT
     This Employment Agreement is made and entered into effective as of May 8, 2008 (the “Effective Date”), by and between Emageon Inc., a Delaware corporation (the “Company”), and John Keith Stahlhut, an individual resident of the State of Alabama (the “Employee”), the terms and conditions of which are as follows:
SECTION 1. EFFECTIVE DATE; POSITION; TERM OF EMPLOYMENT
     (a) The Company shall employ Employee as Senior Vice President — Sales (the “Position”) during the term of his employment, subject to the terms and conditions set forth in this Employment Agreement, and Employee hereby accepts such employment.
     (b) Unless earlier terminated as provided herein, Employee’s employment under this Employment Agreement shall be for a rolling, six (6) month term (the “Term”) commencing on the Effective Date, and shall be deemed to automatically, without further action by either the Company or Employee, extend each day for an additional day, such that the remaining term of the Employment Agreement shall continue to be six months; provided, however, that either party may, by written notice to the other, cause this Employment Agreement to cease to extend automatically and, upon such notice, the “Term” of this Employment Agreement shall be the six months following the date of such notice. If no such notice to cease to extend has been given and the Employee’s employment is terminated by the Employee for Good Reason or by the Company without Cause, for purposes of calculating the Severance Period as defined in Section 5(c)(2) below, the remaining Term of this Employment Agreement shall be deemed to be six months from the Employee’s Date of Termination.
SECTION 2. POSITION AND DUTIES AND RESPONSIBILITIES
     (a) Duties and Responsibilities. Employee’s duties and responsibilities shall be those normally associated with the Position, plus any additional duties and responsibilities that the Chief Operating Officer (“COO”) of the Company from time to time may assign orally or in writing to Employee. Employee shall report to the COO and shall have such powers as may be delegated to him by the COO or the Chief Executive Officer (“CEO”). Employee shall undertake to perform all Employee’s duties and responsibilities for the Company in good faith and on a full-time basis and shall at all times act in the course of Employee’s employment under this Employment Agreement in the best interest of the Company.
SECTION 3. COMPENSATION AND BENEFITS
     (a) Base Salary. Employee’s initial base salary shall be One Hundred Ninety Thousand Dollars ($190,000) per year (“Base Salary”), which Base Salary shall be payable in accordance with the Company’s standard payroll practices and policies for executive officers and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies. The Base Salary shall be subject to periodic increases (but not decreases) as determined by the Company.
     (b) Annual Bonus and Sales Commissions. During the Term, Employee shall be eligible to receive an annual bonus based upon achieving targeted financial objectives or other performance goals, in accordance with the annual bonus plan established by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). Employee shall additionally be eligible to receive commission compensation upon achieving targeted sales goals as established by the Employee’s applicable sales compensation plan (“Sales Commission”).
     (c) Employee Benefit Plans. Employee shall be entitled to participate in the equity compensation and employee benefit plans, programs and policies (including health, life, disability, dental and retirement plans) maintained by the Company that cover similarly-situated officers in accordance with the terms and conditions of such plans, programs and policies as in effect from time to time.
     (d) Vacation. Employee shall be paid time off for vacation in addition to paid time off for illness, holidays and personal reasons in accordance with the Company’s plans, policies and practices as in effect from time to time. Such paid vacation shall be taken at such time or times so as not to materially and adversely interfere with the business of the Company.
     (e) Business Expenses. Employee shall have the right to be promptly reimbursed for Employee’s reasonable and appropriate business expenses which Employee incurs in connection with the performance of Employee’s duties and responsibilities under this Employment Agreement in accordance with the Company’s expense reimbursement policies and procedures as in effect from time to time.
SECTION 4. TERMINATION OF EMPLOYMENT
     (a) Death. Employee’s employment shall terminate automatically upon Employee’s death.
     (b) Disability. The Company shall have the right to terminate Employee’s employment on or after the date Employee incurs a Disability. The term “Disability” as used in this Employment Agreement shall have the meaning ascribed to such term in the Company’s long-term disability plan covering the Employee, or in the absence of such plan, a meaning consistent with Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). The existence of a Disability shall be determined by the Compensation Committee of the Board in good faith based upon the information provided to the Committee.
     (c) Termination by the Company. The Company may terminate Employee’s employment at any time with or without Cause. The term “Cause” as used in this Employment Agreement shall mean any of the following reasons:
     (1) Employee’s willful and continued breach of his duties after written demand for performance has been made (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Employee, after reasonable efforts, to meet performance expectations and any failure by Employee to follow directions or take any action that Employee considers in good faith to be in violation of any applicable professional or ethical rules or obligations);

     (2) Employee’s willfully engaging in illegal conduct or gross misconduct that is demonstrably and materially injurious to the Company;
     (3) Employee’s material breach of this Employment Agreement, any other material agreement with the Company, or any Company policy, where such breach proves to be demonstrably and materially injurious to the Company;
     (4) Employee’s breach of any of the covenants contained in Section 7 of this Employment Agreement relating to confidentiality, non-solicitation or non-competition; or
     (5) Employee’s conviction of a felony or a serious misdemeanor involving moral turpitude, theft or dishonesty.
     For purposes of this Employment Agreement, no act or failure to act by Employee shall be deemed to be “willful” unless done or omitted to be done by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interests of the Company.
     (d) Termination by the Employee. The Employee shall have the right to resign at any time, with or without Good Reason. The term “Good Reason” shall mean the occurrence (without Employee’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described below, such act or failure to act is corrected by the Company prior to the Date of Termination specified in the notice of termination given in respect thereof:
     (1) a material reduction in total target compensation (i.e., Employee’s Base Salary plus target bonus and target annual Sales Commission);
     (2) a material reduction in (A) Employee’s duties or responsibilities, and (B) total target compensation (i.e., Employee’s Base Salary plus target bonus and target annual Sales Commission); provided, however, that the fact that Employee’s employment after a Change in Control (as defined in Section 6(b) below) shall be with a non-publicly traded subsidiary of an entity resulting from or surviving the Change in Control, if that is the case, shall not of itself be deemed a material reduction in Employee’s duties or responsibilities for purposes of this paragraph;
     (3) the relocation of Employee’s office from its location on the Effective Date to a location more than 35 miles away; or
     (4) the Company’s material breach of any other provision of this Employment Agreement.
     Employee’s right to terminate the Employee’s employment for Good Reason shall not be affected by the Employee’s incapacity due to physical or mental illness, except for a Disability as defined in Section 4(b) above. Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

     Any claim of Good Reason shall be communicated by the Employee to the Company in writing within 90 days of the date of the event(s) giving rise to Employee’s claim of Good Reason and shall specifically identify the factual details concerning such event(s) giving rise to Employee’s claim of Good Reason under this Section 4(d). The Company shall have an opportunity of at least 30 days to cure any claimed event of Good Reason prior to the specified Date of Termination.
     (e) Expiration of Term. Employee’s employment shall automatically terminate upon the expiration of the Term of this Employment Agreement.
     (f) Date of Termination. Employee’s Date of Termination shall be the earliest to occur of (i) the date specified in the notice of termination (which, unless otherwise required by this Employment Agreement, may be immediate) as the date upon which Employee’s employment with the Company is to cease, (ii) the date of Employee’s death, (iii) in the event of Employee’s Disability, the date determined by the Board, or (iv) the last day of the Term of this Employment Agreement. In the case of a termination by Employee for Good Reason, the Date of Termination shall not be less than thirty (30) days nor more than sixty (60) days from the date the notice of termination is given, unless the Company specifies an earlier Date of Termination. In the case of a voluntary termination by Employee without Good Reason, the Date of Termination shall not be less than thirty (30) days from the date the notice of termination is given, unless the Company specifies an earlier Date of Termination.
SECTION 5. OBLIGATIONS UPON TERMINATION
     (a) Termination for Death, Disability, Cause or Expiration of Term at Employee’s Direction. If Employee’s employment terminates because of the Employee’s death or Disability, if the Employee delivers written notice of his desire to allow the Agreement to expire in accordance with Section 1(b) above, or if the Company terminates the Employee’s employment for Cause, the Company’s only obligation under this Employment Agreement shall be to pay Employee, or, if Employee dies, Employee’s estate, any earned but unpaid Base Salary then in effect under Section 3(a) plus any unpaid Sales Commission earned pursuant to Section 3(b), through Employee’s Date of Termination; provided that Employee shall have such rights under the Company’s benefit plans as are provided in such plans.
     (b) Employee’s Voluntary Termination Without Good Reason. If the Employee resigns his employment without Good Reason, the Company’s only obligation under this Employment Agreement shall be to pay Employee any earned but unpaid Base Salary then in effect under Section 3(a) plus any unpaid Sales Commission earned pursuant to Section 3(b), through Employee’s Date of Termination; provided that Employee shall have such rights under the Company’s benefit plans as are provided in such plans.
     (c) Termination by Company Without Cause; Expiration of Term at Company’s Direction; Termination by Employee for Good Reason. If the Company terminates Employee’s employment other than for Cause, death or Disability, if Company delivers written notice of its desire to allow the Agreement to expire in accordance with Section 1(b) above, or if Employee resigns for Good Reason, the Company shall (in lieu of any severance benefits under any Company severance program) pay or provide to Employee compensation and benefits as follows:

     (1) Employee will continue to receive his Base Salary as then in effect through his Date of Termination.
     (2) Employee shall receive any unpaid Sales Commission earned pursuant to Section 3(b), through Employee’s Date of Termination.
     (3) Employee shall receive any earned but unpaid annual bonus, through Employee’s Date of Termination. For purposes of this Section 5(c), an Employee’s annual bonus shall be deemed to have been earned if such Employee is employed by Company on the last day of Company’s fiscal year. The amount of any such annual bonus shall be determined by the Compensation Committee of the Company’s Board of Directors. Such amount shall be paid within thirty (30) days following the date on which all annual bonuses are calculated and formally approved.
     (4) Employee shall receive, no later than 30 days after Employee’s Date of Termination, a lump sum payment equal to (i) Employee’s monthly Base Salary plus 1/12 of Employee’s target annual bonus and target annual Sales Commission for the year in which Employee’s Date of Termination occurs, calculated as if all target financial and other performance goals were attained, multiplied by (ii) the number of months in the Severance Period. The “Severance Period” shall be the 6-month period commencing on Employee’s Date of Termination.
     The lump sum payment under this paragraph (4) shall not alter the amounts Employee is entitled to receive under the benefit plans described in paragraph (5) below. Benefits under such plans shall be determined as if Employee had continued to receive his Base Salary over the applicable Severance Period rather than in a lump sum.
     (5) Pursuant to COBRA, Employee may elect to continue the group health and dental care coverage provided to Employee at his Date of Termination, including any spousal or dependent coverage in effect on such Date of Termination. Subject to the special payment rules for specified employees in subsection (8) below, within 30 days after Employee’s Date of Termination, the Company will pay to Employee an amount equal to the full monthly COBRA premium for the group health and dental coverage Employee had in place on the Date of Termination less the monthly cost Employee was paying for such coverages at the time of termination, multiplied by the number of full or partial months during the Severance Period. If the terms of any benefit plan referred to in this paragraph (5), or the laws applicable to such plan do not permit continued participation by Employee, then the Company will pay Employee within 30 days after his Date of Termination a lump sum amount equal to the estimated costs of such coverage(s) for the applicable Severance Period, as determined by the Company in good faith.
     (6) Employee will become fully vested in all stock options, stock appreciation rights, restricted stock and restricted stock units held by the Employee as of the Employee’s Date of Termination. To the extent necessary, this Employment Agreement is hereby deemed an amendment of any such outstanding stock option or other equity award.

     (7) Except as expressly provided herein, all other fringe benefits provided to Employee as an active employee of the Company (e.g., long-term disability, AD&D, etc.), shall cease on his Date of Termination (except to the extent Employee has already qualified for benefits under any such program), provided that any conversion or extension rights applicable to such benefits shall be made available to Employee at his Date of Termination or when such coverages otherwise cease.
     (8) It is the intent of the Company that all payments payable to the Employee pursuant to this Section 5 shall be exempt from Section 409A of the Code as short-term deferrals. However, if, at the time of Employee’s Date of Termination, Employee is a “specified employee” and if the Company reasonably determines that any payment to Employee pursuant to this Employment Agreement is not exempt as a short-term deferral and must be delayed for six-months to avoid a violation of Section 409A(a)(2)(B) of the Code, such payment shall be paid on the next business day following the six-month anniversary of the Employee’s Date of Termination. For purposes of this Employment Agreement, whether Employee is a “specified employee” shall be determined under the rules set forth in Section 409A of the Code and the regulations and other guidance promulgated thereunder, plus any policies and elections properly made by the Company in accordance with such guidance.
     (d) Release of Claims. To be entitled to any of the compensation and benefits described above in Section 5(c), the Employee shall sign a release of claims in the form required by the Company. No payments shall be made under Section 5(c) until such release has been properly executed and delivered to the Company and until the expiration of the revocation period, if any, provided under the release. If the release is not properly executed by the Employee and delivered to the Company within the reasonable time periods specified in the release, the Company’s obligations under Section 5(c) will terminate.
     (e) Full Settlement; No Obligation to Mitigate. The Company’s obligation to make the payments provided for in this Employment Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Employment Agreement and, except as explicitly provided herein, such amounts shall not be reduced whether or not Employee obtains other employment.
     (f) Club Dues and Other Benefits. Employee understands and acknowledges that any Company paid club membership or due reimbursement program in which Employee was a participant shall cease as of the Employee’s Date of Termination and that Employee shall be required to return all Company-provided automobiles, computer equipment, cell phones, and other Company assets of any kind in the possession of Employee as a condition to receipt of any severance benefits pursuant to this Section 5.

SECTION 6. CHANGE IN CONTROL.
     (a) Vesting Upon Change in Control. Employee will become fully vested in all stock options, stock appreciation rights, restricted stock and restricted stock units held by the Employee as of the effective date of any Change in Control. To the extent necessary, this Employment Agreement is hereby deemed an amendment of any such outstanding stock option or other equity award.
     (b) Change in Control. For purposes of this Employment Agreement, a “Change in Control” shall mean any of the following events:
     (1) individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this Section 6 being as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or
     (2) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (i) 50% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (ii) securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this paragraph (2), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change of Control: (A) an acquisition directly from the Company, (B) an acquisition by the Company or a subsidiary of the Company, (C) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or (D) an acquisition pursuant to a Non-Qualifying Transaction (as defined in paragraph (3) below); or
     (3) the consummation of a recapitalization, reorganization, merger, consolidation, statutory share exchange or similar form of transaction involving the Company or a subsidiary of the Company (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition:
     (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from or surviving such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiary entities, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and
     (ii) no person (other than (x) the Company or any subsidiary of the Company, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and
     (iii) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or
     (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
SECTION 7. COVENANTS BY EMPLOYEE.
     (a) General. Employee and the Company understand and agree that the purpose of the provisions of this Section 7 is to protect legitimate business interests of the Company, as more fully described below, and is not intended in an unreasonable manner to impair or infringe upon Employee’s right to work or earn a living after termination or expiration of this Employment Agreement. Employee hereby acknowledges that Employee has received and will continue to receive good and valuable consideration for the restrictions set forth in this Section 7 in the form of the compensation and benefits provided for herein as well as other consideration. Therefore, Employee shall be subject to the restrictions set forth in this Section 7.
     (b) Definitions. The following capitalized terms used in this Section 7 shall have the meanings assigned to them below, which definitions shall apply to both the singular and plural forms of such terms:
     (1) “Competitive Services” means the business of providing intelligent visual medical systems, and providing enterprise-level information technology solutions for the clinical analysis and management of digital medical images. A “Company Competitor” is a Person that sells, licenses or otherwise offers Competitive Services to its customers, clients or end users.
     (2) “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.
     (3) “Principal or Representative” means a principal, owner, partner, stockholder, joint venturer, investor, lender, member, trustee, director, advisor, officer, manager, employee, agent, representative or consultant.
     (4) “Protected Customers” mean customers of the Company within the United States or prospective customers of the Company within the United States that have been actively solicited by the Company. After Employee’s Date of Termination, Protected Customers shall include only those customers and prospective customers of the Company with whom Employee had material contact during his employment with the Company (with “material contact” meaning direct personal contact or direct supervisory contact with other employees or personnel of the Company who in turn had direct personal contact with the prospective customers), or about whom Employee learned or had ready access to Confidential Information, during the one year period immediately prior to the Date of Termination of the Employee.
     (5) “Restricted Period” means the period of time beginning on the Effective Date and ending on the date that is twelve months after Employee’s Date of Termination.
     (c) The Company’s Property.
     (1) Upon the termination of Employee’s employment for any reason or, if earlier, upon the Company’s request, Employee shall promptly return all “Property” which had been entrusted or made available to Employee by the Company.
     (2) The term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Employee during Employee’s employment by the Company and, if applicable, any of its affiliates (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Employee individually or, with others during Employee’s employment which relate to the Company business, products or services.
     (d) Trade Secrets.
     (1) Employee agrees that Employee will hold in a fiduciary capacity for the benefit of the Company, and any of its affiliates, and will not directly or indirectly use or disclose, any “Trade Secret” that Employee may have acquired during the term of Employee’s employment by the Company or any of its affiliates for so long as such information remains a Trade Secret.

     (2) The term “Trade Secret” means information, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (a) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by any other person who can obtain economic value from its disclosure or use and (b) is the subject of reasonable efforts by the Company and any of its affiliates to maintain its secrecy.
     (3) This Section 7(d) and Section 7(e) are intended to provide rights to the Company which are in addition to, and not in lieu of, those rights the Company has under the common law or applicable statutes for the protection of Trade Secrets. Any provision under applicable trade secret law that provides the Company with more liberal or generous protection of its Trade Secrets shall prevail over any narrower protection afforded by this Agreement.
     (e) Confidential Information.
     (1) Employee, while employed under this Employment Agreement and thereafter during the Restricted Period, shall hold in a fiduciary capacity for the benefit of the Company and any of its affiliates, and shall not directly or indirectly use or disclose, any “Confidential Information” that Employee may have acquired (whether or not developed or compiled by Employee and whether or not Employee is authorized to have access to such information) during the term of, and in the course of, or as a result of Employee’s employment by the Company or any of its affiliates. Notwithstanding anything to the contrary in this Agreement, the foregoing durational limitation shall not apply to any Confidential Information that constitutes a “Trade Secret” and Employee’s obligation to hold in confidence and not use such Trade Secret Confidential Information shall continue for as long as the information retains its status as a Trade Secret.
     (2) The term “Confidential Information” means any secret, confidential or proprietary information possessed by the Company or any of its affiliates relating to their business, including, without limitation, Trade Secrets, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, legal advice and communications with the Company’s counsel, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personal acquisition plans (not otherwise included in the definition of a Trade Secret under this Employment Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or any of its affiliates. Confidential Information may include, but not be limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers, executives and independent contractors and the terms and conditions of this Employment Agreement.

     (f) Non-Solicitation of Employees. Employee (i) while employed under this Employment Agreement shall not, either directly or indirectly, solicit or attempt to induce any other officer, employee or independent contractor of the Company or any of its affiliates to terminate his or her employment or other relationship with the Company or any of its affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment), and (ii) during that part of the Restricted Period following Employee’s Date of Termination, shall not, either directly or indirectly, solicit or attempt to induce any other officer, employee or independent contractor of the Company or any of its affiliates with whom Employee had contact, knowledge of, or association in the course of Employee’s employment with the Company or any of its affiliates as the case may be, during the twelve month period immediately preceding the beginning of the Restricted Period, to terminate his or her employment or other relationship with the Company or any of its affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment).
     (g) Non-Solicitation of Customers. Employee understands and agrees that the relationship between the Company and each of its “Protected Customers” constitutes a valuable asset of the Company and may not be converted to Employee’s own use and that any such actions by Employee would constitute a material breach of this Employment Agreement as well as a breach of Employee’s duties of loyalty to the Company as a senior executive officer. Accordingly, Employee hereby agrees that, during the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, on Employee’s own behalf or as a Principal or Representative of any Person, solicit or attempt to solicit a Protected Customer for the purpose of providing or selling or having a Company Competitor provide Competitive Services to the Protected Customer.
     (h) Non-Competition. During the Term and during the Restricted Period, Employee shall not, without the Company’s express prior written consent, directly or indirectly, on Employee’s own behalf or as a Principal or Representative of any Person other than the Company or an affiliate of the Company provide services to, invest in, lend funds to, advise, consult with, represent, be employed by or contract with a Company Competitor where such relationship involves substantial similarity to one or more material aspects of Employee’s relationship with Company and where it could reasonably be concluded that such relationship is adverse to the legitimate business interests of the Company or Employee’s contractual commitments to and corporate duties of loyalty to the Company (a “Competing Position”). After Employee’s Date of Termination, the foregoing restrictions shall apply only to affiliations or relationships with a Company Competitor whose primary business location is in the continental United States. The parties acknowledge that the Company’s business extends throughout and beyond the continental United States and that as a result of Employee’s Position, Employee can be deemed to be providing services to the Company and serving the Company throughout this entire geographic area. Nothing in the foregoing covenants shall prevent or limit Employee from owning a passive interest of not more than one percent (1%) of the equity of a Company Competitor if the equity is listed and traded on the New York Stock Exchange or NASDAQ provided that neither such ownership nor any contract or other right gives Employee control of the entity in which Employee owns equity.

     (i) Non-Disparagement. The Employee agrees not to make false, misleading or disparaging statements regarding the Company, its management (including individual executives or managers) or practices, and agrees not to take any action that disrupts or impairs the Company’s normal, ongoing business operations, or that harms the Company’s reputation with its employees, customers, suppliers, or the public. Employee understands that the foregoing provision does not apply on occasions when Employee is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, or to conduct otherwise protected by the Sarbanes-Oxley Act.
     (j) Reasonable and Continuing Obligations. Employee agrees that Employee’s obligations under this Section 7 are obligations which will continue beyond the date Employee’s employment terminates and that such obligations are reasonable and necessary to protect the Company’s legitimate business interests. The Company in addition shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this Section 7.
     (k) Remedy for Breach. Employee agrees that the remedies at law of the Company for any actual or threatened breach by Employee of the covenants in this Section 7 would be inadequate and that the Company shall be entitled to seek specific performance of the covenants in this Section 7, including entry of an ex-parte , temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 7, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. Employee acknowledges and agrees that the covenants in this Section 7 shall be construed as agreements independent of any other provision of this or any other agreement between the Company and Employee, and that the existence of any claim or cause of action by Employee against the Company, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.
     (l) Severability of Covenants. Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Employment Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Employment Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Employee in agreeing to the provisions of this Employment Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.
     (m) Reformation. The parties hereunder agree that it is their intention that the provisions of this Section 7 be enforced in accordance with their terms to the maximum extent possible under applicable law. The parties further agree that, in the event any tribunal of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the tribunal shall reform these covenants such that they shall be enforceable to the maximum extent permissible at law.
SECTION 8. MISCELLANEOUS
     (a) Non-Exclusivity of Rights. Nothing in this Employment Agreement shall prevent or limit Employee’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company and for which Employee may qualify, except as specifically provided herein. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any employee benefit plan, policy, practice or program of the Company, its subsidiaries or any of its affiliated companies at or subsequent to the Date of Termination (other than severance benefits) shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Employment Agreement.
     (b) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to: Emageon Inc., 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242. Attention: General Counsel. Notices and communications to Employee shall be sent to the address Employee most recently provided to the Company.
     (c) No Waiver. No failure by either the Company or Employee at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.
     (d) Alabama Law. This Employment Agreement shall be governed by Alabama law without reference to the choice of law principles thereof.
     (e) Assignment. This Employment Agreement shall be binding upon and inure to the benefit of the Company and any successor to all or substantially all of the business or assets of the Company. The Company may assign this Employment Agreement to any affiliate or successor, and no such assignment shall be treated as a termination of Employee’s employment under this Employment Agreement. Employee’s rights and obligations under this Employment Agreement are personal and shall not be assigned or transferred.
     (f) Other Agreements. This Employment Agreement supercedes, replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Employee’s employment relationship with the Company, and this Employment Agreement constitutes the entire agreement between the Company and Employee with respect to such terms and conditions.
     (g) Amendment. No amendment to this Employment Agreement shall be effective unless it is in writing and signed by the Company and by Employee.
     (h) Invalidity. If any part of this Employment Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Employment Agreement.
     (i) Disputes; Indemnification.
     (1) Disputes — All claims by Employee for compensation and benefits under this Employment Agreement shall be in writing and shall be directed to and be determined by the CEO. Any denial by the CEO of a claim for benefits under this Employment Agreement shall be provided in writing to Employee within 30 days of such decision and shall set forth the specific reasons for the denial and the specific provisions of this Employment Agreement relied upon. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Employment Agreement shall be settled exclusively by arbitration in Birmingham, Alabama, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
     (2) Indemnification. During the Term of this Employment Agreement and after Employee’s termination, the Company shall indemnify Employee and hold Employee harmless from and against any claim, loss or cause of action arising from or out of Employee’s performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Employee serves at the Company’s request, in each case to the maximum extent permitted by law and under the Company’s Articles of Incorporation and By-Laws (the “Governing Documents”), provided that in no event shall the protection afforded to Employee hereunder be less than that afforded under the Governing Documents as in effect on the date of this Employment Agreement except for changes mandated by law.
     IN WITNESS WHEREOF, the Company and Employee have executed this Employment Agreement as of the date first above written to be effective on the Effective Date.

EMAGEON INC.		EMPLOYEE:

By:	/s/ Chris E. Perkins	/s/ John Keith Stahlhut

	Chris E. Perkins.	John Keith Stahlhut
Its: Chief Operating Officer